                                                                                                                                                                                      Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media
Lynne Baker
847-851-7006

Investors
Karen King
847-585-3899

www.careered.com

Career Education Corporation Announces Company-Wide Restructuring as Part of Long Term Growth Strategy
New Structure to Increase Efficiency, Build Brand Strength, and Enhance Competitive Advantage

HOFFMAN ESTATES, Ill., Feb 12, 2008 (BUSINESS WIRE) -- Career Education Corporation (NASDAQ:CECO) today announced that it would implement a company-wide restructuring. The plan specifically addresses unproductive marketing and admissions costs and operating inefficiencies. "We are transforming the culture of the organization to one that is more focused on student outcomes," said Gary E. McCullough, president and CEO of the company.

McCullough said the primary goals of the restructuring plan are to simplify the organizational structure in order to eliminate redundancies; to scale select business services through shared operations; and to create more consistent management processes throughout the company.

The company will remove duplicative management layers by eliminating the current Group President positions and appointing senior executives to lead multi-disciplinary strategic business units (SBUs). These SBUs will be organized by key market segments to enhance brand focus and operational alignment within each segment. The new SBUs are Art & Design, University, Culinary and Health. Colleges within the former College Division will become a part of the Art & Design or University SBU, as appropriate. International will be designated as an SBU but will not undergo any management restructuring at this time. Consistent with the goals of the restructuring, local campuses within each SBU will be restructured to better focus their efforts on student satisfaction, educational delivery and outcomes, and to develop deeper local community roots and relationships.

The restructuring allows the company to capitalize on size and scale through the development of centralized, shared services that deliver certain business services to the SBUs and campuses with greater quality, speed and cost-effectiveness. Inherent in the restructuring is the streamlining of corporate support functions and a keener focus on process consistency and best practice sharing in a number of areas, including strategic planning, information management, admissions and people management. Relevant financial data, including cost savings resulting from the restructuring, will be presented on the company's regularly scheduled earnings call on February 21, 2007.

In connection with the restructuring, Paul Ryan, current group president, will assume the role of senior vice president leading the Culinary SBU. George Grayeb, current managing director for the Health Division, will lead the Health SBU. Todd Steele, current group president for International and Start-Up, will continue to manage the International and Start-Up SBU and acquisitions. Steve Fireng, former group president, has left the company to pursue other opportunities after a long career with CEC. Leaders of the Art & Design and University SBUs will be named shortly.

"We are building a foundation for sustainable, long-term growth," said McCullough. "Aggressive change is an imperative for us to become more competitive, better serve our students, and rebuild our brands."

About Career Education Corporation
The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in Canada, France, Italy, and the United Kingdom, and offer doctoral, master's, bachelor's, and associate degrees and diploma and certificate programs. Approximately one third of our students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; International Academy of Design & Technology; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company's website at http://www.careered.com. The company's website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as "anticipate," "believe," "plan," "expect," "intend," "project," "will," and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, performance and business prospects, and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: risks associated with unfavorable changes in the cost or availability of financing, including alternative loans, for our students; potential higher bad debt expense or reduced revenue associated with requiring students to pay more of their educational expenses while in school; increased competition; the effectiveness of our regulatory compliance efforts; future financial and operational results, including the impact of the impairment of goodwill and other intangible assets; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks, and effects of legal and administrative proceedings and investigations and governmental regulations, and class action and other lawsuits; costs, risks and uncertainties associated with our company-wide restructuring, including risks and uncertainties associated with changes in management and reporting responsibilities; costs and difficulties related to the integration of acquired businesses; risks related to our ability to manage and continue growth; risks related to the sale or teach-out of any campuses; risks related to general economic conditions (including credit market conditions), and other risk factors relating to our industry and business and the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006, and from time to time in our other reports filed with the Securities and Exchange Commission.

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